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CLEAN DIESEL TECHNOLOGIES, INC.

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DEAR FELLOW SHAREHOLDERS:
As we entered into our fiscal year 2010, the economic climate was still volatile and unpredictable. This market uncertainty created challenging conditions for our customers and certainly for our business. The operating environment for the last two years was probably the most difficult one our team has ever experienced. With the benefit of hindsight, we discovered more about our capabilities and commitment to persevere than we could have under less daunting circumstances. The progress our team achieved, despite the difficulties we faced, gives us great confidence about our company’s future.
Notwithstanding the challenging conditions, we accomplished a number of important strategic and operational initiatives to position the company for growth in 2011. The most notable of these initiatives was our successful completion of the business combination between Clean Diesel and Catalytic Solutions, Inc. (“CSI”) in October 2010, which we refer to as the “Merger.” The Merger has resulted in a vertically integrated global manufacturer and distributor of emission control systems, which we believe is able to compete more effectively and more efficiently to win new business. The ‘new’ Clean Diesel now has a deep product portfolio and customer base with the ability to serve global markets through enhanced sales and marketing resources.
For former CSI shareholders, the Merger resulted in receiving shares that are listed on the NASDAQ Capital Market, providing them with improved liquidity. In addition, the listing provided the “new” Clean Diesel access to an expanded investor base and visibility on one of the world’s leading financial markets. For shareholders of Clean Diesel prior to the Merger, it is important to note that the Merger resulted in a dramatic shift of Clean Diesel’s business, with Clean Diesel’s operations folded into CSI’s “Heavy Duty Diesel Systems” division. In addition, because the Merger was accounted for as a reverse acquisition, our financial statements are now those of CSI, with Clean Diesel’s results of operations included from the October 15, 2010 closing date of the Merger. A more detailed discussion about the effects of the Merger on our consolidated financial statements is contained within our enclosed 10-K. Finally, we want to welcome all shareholders. We look forward to a number of rewarding years and firmly believe our customers and shareholders will benefit from this business combination over the long term.
Financial Highlights
Although we saw continued improvement in our Heavy Duty Diesel Systems division, with sales up 20% over 2009, unfortunately it did not translate to improvement in 2010 total revenues. For the year, our total revenues declined 4.75% due to lower Catalyst division sales, which offset the Heavy Duty Diesel Systems division growth. The sales decrease in our Catalyst division was largely as a result of an automaker accelerating the manufacture of a vehicle that requires a catalyst product meeting a higher regulatory requirement than the product we supplied to that automaker. Nonetheless, even though sales were down, our margin improvement initiatives together with a better product mix enabled us to increase gross margins to 25.0% for 2010 from 23.7% for 2009. We are continuing to seek productivity enhancements in our operations and believe we have the opportunity to further increase gross margins. Specifically, we anticipate that following approval by the regulatory agencies, which is currently expected sometime in the second quarter of 2011, we will have the ability to supply our own manufactured catalyst products to our Heavy Duty Diesel Systems division. This is a very welcome and important development for us and we believe this change should result in improving total gross margins going forward.
You may recall, CSI began resetting its cost structure and adjusting its business model in the fall of 2008 when a combination of financial-world missteps expanded into a steep global recession that affected almost every industry, including the automotive industry. The contraction had a significant effect on our customer base, which led to reduced demand for our Catalyst products. In both anticipation of and due to the contraction, CSI acted quickly and consistently to reduce cost and investment. CSI’s restructuring activity in 2008 and 2009 to realign its Catalyst division operations to improve operating efficiencies was the right decision given the slowdown in the automotive market. We have seen the full benefit of that action in 2010 having reduced the cost structure of this division by approximately $12 million on an annualized basis. For 2010, we reduced our operating expenses by $4.0 million to $15.9 million by maintaining a realistic estimate of demand and aligning our cost structure accordingly.

Heavy Duty Diesel Systems Division
We are very excited about our opportunities to continue to grow our Heavy Duty Diesel Systems division in 2011. In a challenging economic environment, we were able to grow revenue for this division by $5.3 million, or 20%, to $31.2 million for 2010. During 2010 we took steps to strengthen the business by expanding the distribution channels in the United States and around the world; today we have more than 100 distributors globally. We also benefited from funding allocated to diesel emission control under the American Recovery and Reinvestment Act of 2009 (commonly referred to as the Stimulus Bill), which provides customers with an incentive to acquire our emission control products.
As we look forward into 2011, we are increasingly excited and optimistic about the opportunities available in the London Low Emission Zone (LEZ) and in the United States. We believe there are more than 160 LEZs in operation throughout Europe, with others being planned in Europe and Asia. The London LEZ regulations are estimated to require 20,000 heavy duty diesel vehicles entering the LEZ to meet certain emission standards by January 2012. With a broad array of existing products, new products in the pipeline and our advanced catalyst technology, we expect to benefit from this market growth. Although it is early in the process, we have begun to receive orders for the London LEZ program and we anticipate that most of the retrofit activity for this program will take place in the second half of 2011. Additionally, we see renewed commitment for on-road diesel emission reductions from U.S. state governments, such as California, which has mandated that all 1996 through 2006 Class 7 and 8 diesel trucks be retrofitted with diesel particulate filters to meet state emission standards between 2012 and 2014.
Catalyst Division
Revenue for our Catalyst division for the year decreased $7.4 million, or 29%, to $17.7 million from $25.1 million for 2009. As previously mentioned, our 2010 Catalyst sales were negatively impacted by one automaker customer, however, we expect that sales of our Catalyst products to this automaker will resume toward the end of 2011 once we have received the necessary regulatory approvals and customer qualifications.
Clean Diesel is focused on the technology-driven automotive industry customer. We are very pleased to have added a new OEM customer in early 2011 and expect revenues in the Catalyst division for the first quarter of 2011 to exceed the fourth quarter of 2010. However, we recently learned that one of our other automaker customers was adversely affected by the recent tragic events in Japan and is temporarily reducing its production. Although it is too early to speculate on the duration of this temporary reduction in production and the effects of this action on our full year 2011 revenues, we expect to see some negative effects in the second quarter of 2011.
Investments for Future Growth
The dynamics of the market over the past two years have challenged the company’s liquidity management. We have responded with working capital and cash management disciplines and have worked with our lenders to address our operating requirements in the current market conditions. We closed the year with $5.0 million of cash and cash equivalents and a working capital surplus of $2.9 million, compared to a deficit of $4.4 million for 2009. Subsequent to the close of 2010, our Board of Directors and the management team determined the need to raise additional capital in order to ensure that we could successfully capture the numerous opportunities for both of our business divisions in 2011 and beyond. By strengthening the balance sheet, we believe we can properly support the necessary sales, marketing and product verification expenditures for the London LEZ and to complete verification of certain catalyst products for use by our Heavy Duty Diesel Systems division. We recently announced a $3 million convertible note financing which will help provide needed short term working capital while we continue to explore additional long-term financing alternatives.
Although organic growth is expected to be the primary driver, we do expect acquisitions to continue to play a role in our growth strategy going forward and we anticipate a good pipeline of potential opportunities as economic conditions improve. In pursuing acquisitions, we intend to concentrate on businesses that support our mission to be a leader in emission control products and allow us to enter new markets and new geographies. The Merger is a good example of the execution of our growth strategy, as the combined company has important product line enhancements and improved access to new and additional market extensions.

A Renewed Confidence
In 2011, depending on the timing of certain heavy duty diesel retrofit programs, we expect to see continued improvement in our business as we capture the opportunities available in the London LEZ and in the United States. The London LEZ is well underway and our team in Europe is off and running. With one of the broadest and most advanced product portfolios to address the ever-increasing emission standards imposed around the world, we believe Clean Diesel is very well positioned to capitalize on these opportunities.
We believe our Catalyst technology is state-of-the-art and we are continually working to advance the performance of our products to ensure we can meet or exceed the requirements of our customers. Although we expect some lumpiness in the top-line performance for this division in the first half of 2011, we expect to see improving results in the second half of the year based on new customer activity and the product verification processes already underway.
We plan to continue to invest, leverage our scale and develop our team to be a true global leader. We took several important steps in fiscal 2010 as part of that journey and intend to continue that effort as we move forward in this new decade.
A Final Word
In conclusion, we expect to demonstrate our ability to produce long-term organic growth through our portfolio of highly engineered products and continue to strategically reinvest in both our current technologies and select new technologies in order to enhance our portfolio and market diversification.
Today, Clean Diesel is a vertically integrated company in emission control with a broad portfolio of approved products backed by strong intellectual property, and substantial growth potential for emission reduction products. In the near-term, we have a significant business opportunity underway with the London LEZ, opportunities developing with other LEZs in operation, and a new OEM customer for our Catalyst products. We believe we have solid growth prospects in the United States for our Heavy Duty Diesel Systems division today and over the next few years as states such as California, New York and others in the non-attainment areas move towards compliance with emission reduction requirements. With over 100 distributors globally, we believe we have the products, the team and the manufacturing expertise to capitalize on the opportunities in our market both locally and internationally.
We are proud of the accomplishments of our company, the performance of our team and the effectiveness of our strategy during the economic turbulence of fiscal year 2010. In the face of intense economic pressure, we were able to successfully complete the Merger, grow the sales of our Heavy Duty Diesel Systems division by 20%, bolster our financial position and extend our global market presence.
Our achievements in fiscal year 2010 did not come without a price. We want to thank our employees around the world for their incredible support, hard work and diligence. They demonstrate everyday that the true strength of our organization is teamwork. We also want to thank our customers, suppliers and Board of Directors for their strong support in fiscal year 2010 and our Shareholders for their continued support and investment in the future of Clean Diesel.
Over the long-term we are confident that your company is well positioned to capitalize on the very powerful trends toward global environmental stewardship.
We know that the best is yet to come for our company, and we hope you are as eager as we are to see our successful future unfold.
Sincerely,

Alexander “Hap” Ellis III Chairman of the Board of Directors	Charles F. Call Chief Executive Officer